Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Preferred Apartment Communities, Inc. of our report dated March 1, 2019 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Preferred Apartment Communities, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2018. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Atlanta, GA
March 22, 2019